EXHIBIT 99.1

                  [PROVIDENT BANKSHARES CORPORATION LETTERHEAD]

Provident Bankshares Corporation To Call Trust Preferred Securities

Baltimore, June 15, 2005. Provident Bankshares Corporation ("Provident," NASDAQ:
PBKS) announced today that it will redeem in full Southern Financial Capital Trust I Trust Preferred Securities (NASDAQ: SFFBP), at 105.5% of par on July 15, 2005. Trust Preferred Security holders will also receive interest payments due July 15, 2005. There are $5.0 million in aggregate principal amount of Capital Securities outstanding, at an interest rate of 11.0%. The Capital Securities have a final stated maturity of July 15, 2030, but are callable beginning on July 15, 2005. Wilmington Trust Company, the trustee for Southern Financial Capital Trust I, will notify Trust Preferred Security holders of the redemption.

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.5 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a network of 149 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Company and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.



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